Exhibit 10.3

                              METALDYNE CORPORATION

               TERMS OF PREFERRED STOCK INVESTOR RIGHTS AGREEMENT

     Terms used with initial capitals but not defined herein are used as defined in the Amended and Restated Operating Agreement of NC-M Chassis Systems, LLC (the "Operating Agreement").

     There will be a Preferred Stock Investor Rights Agreement that provides for
(1) a registered exchange offer of Series A-2 Preferred Stock for Series A-1 Preferred Stock pursuant to a registration statement filed with the SEC or, if for any reason an exchange offer is unavailable, a shelf registration statement filed with the SEC covering the Series A-1 Preferred Stock and (2) certain information and board observer rights. The registration rights will be substantially the same as those applicable to registration rights agreement that will relate to the Notes, but with the substantive differences set forth below.

     A. Registration Rights.

          1. Parties. The initial holders of the Series A-1 Preferred Stock and Metaldyne.

          2. Trigger for Registration Rights. Metaldyne's obligation to commence an SEC registration process will be triggered off of a written request by DaimlerChrysler, on its behalf and on behalf of other holders of Series A-1 Preferred Stock, following a sale of 25% or more of the outstanding shares of Series A-1 Preferred Stock to any person or persons other than Affiliates of DaimlerChrysler. Once triggered, the time periods for effecting the registration rights will be as set forth in the registration rights agreement relating to the Notes. In no event will Metaldyne be required to effect a registration with respect to shares of preferred stock that have been sold pursuant to Rule 144 or are eligible for resale pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A).

          3. Procedures and Other Provisions. The procedures and mechanics for registering, as well as the penalty provisions for non-compliance, will be identical to the registration rights agreement relating to the Notes with appropriate adjustments to reflect that a preferred stock is being exchanged. In the event that a shelf registration is required, there will be suspension rights for up to 90 days in any 365 day period if Metaldyne's board of directors determines in its reasonable good faith judgment that there is a valid business reason to do so, such as a potential acquisition, divestiture of assets or other material corporate transaction.

          4. Exchange Notes. At the time of any registration of the Series A-1 Preferred Stock, the exchange notes underlying the Series A-1 or Series A-2 Preferred Stock, as applicable, will be registered and qualified under the Trust Indenture Act to permit their issuance on a registered basis should Metaldyne ever exercise its exchange right.


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     B. Other Rights.

          1. Observer Rights. For so long as DaimlerChrysler and its Affiliates beneficially own at least $5 million of Series A-1 or A-2 Preferred Stock, DaimlerChrysler will be entitled to receive notices of Metaldyne Board meetings (at the same time that members of Metaldyne's board receive such notices) and shall be entitled to attend such meetings and will be entitled to receive copies of any materials provided to Metaldyne's Board members except to the extent such materials relate to matters described in the next sentence. However, Metaldyne will be permitted to notify DaimlerChrysler and its Affiliates that they are to be excluded from any portion of any meeting that (1) involves matters relating to competitors of DaimlerChrysler and its Affiliates, (2) involves matters pertaining to Metaldyne's relationship with DaimlerChrysler and its Affiliates, (3) based on advice of counsel, raises anti-competitive or antitrust, similar concerns under any laws or policies of any government or instrumentality thereof or (4) otherwise involves matters that, in the reasonable judgment of Metaldyne, if known to DaimlerChrysler or its Affiliates, could have an adverse impact on its business, commercial relationships or business plans or strategies. All information made available to DaimlerChrysler will be subject to confidentiality provisions to be included in the Preferred Stock Investors Rights Agreement and to be substantially similar in scope to the confidentiality provisions set forth in Section 4.04(e) and (f) of the Shareholders' Agreement, dated as of November 28, 2000, by and among Metaldyne and the other parties thereto, with limitations on the ability of the recipient to use the information for any purpose other than monitoring the investment, as well as the other restrictions contained therein. In no event will Metaldyne be responsible for any securities law liability to which DaimlerChrysler and its Affiliates may be subject by reason of trading in securities of Metaldyne at a time when it is in possession of material non-public information. These observer rights may be declined by DaimlerChrysler in its sole discretion for such period or periods of time as it wishes; provided that no such decline shall prevent DaimlerChrysler from electing to exercise such observer rights in future periods. These observer rights are non-assignable, except to Affiliates of DaimlerChrysler.

          2. Information Rights. For so long as DaimlerChrysler and its Affiliates beneficially owns at least $5 million of Series A-1 or A-2 Preferred Stock, DaimlerChrysler will be entitled to receive the following:
     (1) annual consolidated balance sheets and statements of income, stockholders' equity and cash flows of the Company within 90 days of fiscal year-end, prepared in accordance with GAAP; (2) quarterly consolidated balance sheets and statements of income, stockholders' equity and cash flows of the Company within 45 days of quarter end, prepared in accordance with GAAP; and (3) such other information as may be reasonably requested concerning the condition or operations, financial or otherwise, of Metaldyne, subject to the confidentiality and other limitations described above with respect to observer rights.